EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-58607) and the related prospectus of Peoples Telephone Company, Inc., and in the Registration Statement (Form S-8 No. 33- 58603) pertaining to stock option and incentive plans of Peoples Telephone Company Inc. of our report dated March 3, 1997, except for the third paragraph of Note 6, as to which the date is March 26, 1997, with respect to the consolidated financial statements and schedule of Peoples Telephone Company, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.









                                                              ERNST & YOUNG LLP

Miami, Florida
March 26, 1997